Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT
This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), made effective as of March 16, 2017 (the “Effective Date”), is entered into by and between The Rubicon Project, Inc. (the “Company”), and Michael Barrett (“Executive”). In consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:
1.EMPLOYMENT.
1.1Position. Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ Executive as its President and Chief Executive Officer reporting directly to the Company’s Board of Directors (the “Board”).
1.2Duties. Executive will be employed as President and CEO. Executive shall have supervision and control over, and responsibility for, the operations and affairs of the Company, and shall have such other powers and duties as may be form time to time assigned to him by the Board. In addition, Executive shall be selected to serve as a member of the Board of Directors of the Company following the commencement of his service as CEO. Executive’s principal place of employment shall be in the Borough of Manhattan, New York, New York.
1.3At-Will Employment. Subject to the terms and conditions of Section 3 herein, Executive and the Company understand and acknowledge that Executive’s employment with the Company is “at-will,” will be for no specified term, and may be terminated by Executive or the Company at any time, with or without cause or notice. Upon termination of Executive’s employment with the Company, neither Executive nor the Company shall have any further obligation or liability under this Agreement to the other, except as specifically set forth herein.
1.4Time to be Devoted to Employment. Executive hereby agrees that during the period of his employment hereunder, he shall devote his full business time, attention and skills to the business and affairs of the Company, provided that Executive shall be entitled to engage in certain outside business activities in accordance with Section 5 so long as Executive does not become an employee of any business other than the Company.
2.COMPENSATION AND BENEFITS.
2.1Annual Salary. In consideration of and as compensation for the services agreed to be performed by Executive hereunder, the Company agrees to pay Executive an annual base salary of Five Hundred and Fifteen Thousand Dollars ($515,000), payable in accordance with the Company’s regular payroll schedule (“Base Salary”), less applicable withholdings and deductions. This Base Salary may be increased from time to time at the sole discretion of the Board.
2.2Annual Bonus. Executive shall be eligible to receive, in the Board’s discretion, an annual cash bonus (“Bonus”) which at target shall equal $515,000 based upon the achievement of pre-established performance objectives set forth by the Board or any compensation committee thereof. The performance goals shall be established by the Board (or a committee thereof) in its sole and absolute discretion and shall be communicated to Executive for each fiscal year no later than the 90th day of the fiscal year. If target performance measurements are exceeded, the funding percentage may be increased by an accelerator factor; provided, however, that in no event shall Executive receive a Bonus in excess of 200% of target. Any Bonus earned with respect to a fiscal year will be paid to Executive no later than March 15th of the following year; provided, however, that for fiscal year 2017 Executive’s Bonus shall be paid in calendar year 2017 based on the Board’s good faith determination as to the achievement of the applicable performance objectives. If the Board later determines that the Bonus paid in calendar year 2017 should have been greater based on actual achievement of performance objectives, the Board shall pay Executive an additional amount no later than March 15, 2018. If, however, the Board later determines that the Bonus paid in calendar year 2017 should have been lower based on actual achievement of performance objectives, the amount of such overpayment shall be applied against Executive’s Bonus for 2018; provided, however, that if Executive’s employment shall terminate prior to the Bonus payment date in respect of fiscal year 2018, the amount of the overpayment may be offset against any cash severance benefits payable to Executive or by reduction of compensation otherwise owed to Executive. The Board will review from time to time the terms under which Executive’s Bonus shall be determined.
2.3Equity Grants. At the discretion of the Board, Executive shall be eligible to receive annual equity incentive awards pursuant to any stock incentive plan maintained by the Company from time to time based on the Board’s assessment of the Executive’s performance. Subject to approval by the Board, Executive shall receive initial equity grants in connection with the commencement of his employment, comprising non-qualified stock options with a grant date fair value of approximately $2,125,000 and restricted stock units with a grant date fair value of approximately $6,375,000. The terms and conditions of the initial equity grants shall be set forth in separate award agreements and shall provide, among other things, that a pro-rated portion        The remaining portion will vest on the actual one year anniversary of the start date. of 25% of Executive’s initial restricted stock units, based on the number of days actually worked in 2017, shall vest on (or on a business day prior to) December 31, 2017 subject to continued service through such date.
2.4Participation in Benefit Plans. Executive shall be entitled to participate in any employee benefit or group insurance plan sponsored by the Company which is generally available to the other executive officers of the Company. The Company reserves the right to amend, modify or cancel any employee benefit plan or program it offers at any time in its sole discretion.
2.5Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred by Executive on behalf of the Company during Executive’s employment, provided that: (i) such reasonable expenses are ordinary and necessary business expenses incurred on behalf of the Company, and (ii) Executive provides the Company with itemized accounts, receipts and other documentation for such reasonable expenses as are reasonably required by the Company and otherwise complies with any policy for expense reimbursement that may be established by the Company from time to time. In addition, Executive shall be entitled to reimbursement of up to $7,500 of legal expenses reasonably incurred by Executive in connection with the negotiation and execution of this Agreement, payable promptly upon delivery of a copy of the applicable invoice from Executive’s counsel, but in any event by March 15, 2018.
2.6Vacation. During his employment, Executive will be entitled and subject to the Company’s established vacation policy. At the date of this Agreement, the Company has no stated vacation accrual for exempt US employees.
3.AT-WILL EMPLOYMENT AND TERMINATION
3.1Method of Termination. Executive’s employment pursuant to this Agreement shall terminate upon the first of the following to occur:
A.Executive’s death; or
B.Date that written notice is given by the Company to Executive that as a result of any physical or mental injury or disability, he is unable to perform the essential functions of his job, with or without reasonable accommodation. Such notice may be issued when the Board has reasonably determined that Executive has become unable to perform substantially his services and duties hereunder with or without reasonable accommodation because of any physical or mental injury or disability, and that it is reasonably likely that he will not be able to resume substantially performing his services and duties on substantially the terms and conditions as set forth in this Agreement; or
C.Date that written notice is deemed given or made by the Company to Executive of termination for “cause.” For purposes of this Agreement, “cause” shall have the definition set forth in that certain Executive Severance and Vesting Acceleration Agreement dated as of the Effective Date (the “Severance Agreement”); or

D.Date that written notice is given by Executive of his resignation or voluntary departure from the Company, whether or not for “good reason” as defined in the Severance Agreement; or
E.Date that written notice is given by the Company to Executive of Executive’s termination without “cause.”
Nothing herein alters the at-will nature of Executive’s employment with the Company, or Executive’s and the Company’s separate rights to terminate the employment relationship at any time, for any reason or no reason, with or without cause.
3.2Notice of Termination. Any termination of Executive’s employment either by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6.1 hereof.
3.3Effect of Termination. The payment of any amounts and/or receipt of any benefits upon any termination of service, including any vesting acceleration of any equity awards granted in accordance with Section 2.3 herein or otherwise, will be governed by the terms of the Severance Agreement.
3.4Resignation from all Positions with the Company. In the event Executive’s employment with the Company terminates for any reason, Executive agrees that such termination constitutes his resignation as an officer of the Company and from all other positions that Executive may hold with the Company or any affiliate of the Company or at the request or for the benefit of the Company, provided that with respect to service as a member of the Board (if applicable), termination of Executive’s employment with the Company for any reason shall constitute his offer to resign from the Board, which the Board may accept or not in its discretion within 60 days of such offer.
4.CONFIDENTIAL INFORMATION.
4.1In connection with the execution of this Agreement, Executive will execute the Company’s standard form of Intellectual Property Assignment and Confidential Information Agreement (the “Confidentiality Agreement”) and agrees that its terms are binding upon him, including but not limited to the provisions relating to intellectual property ownership, confidential information, non-solicitation, and no interference with the business of the Company. Nothing in this Section 4 or in the Confidentiality Agreement shall be deemed modified or terminated in the event of the termination or expiration of this Agreement.
4.2Non-Competition.
A.During his employment with the Company, Executive shall not directly or indirectly:
1.own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any enterprise which is engaged in any business competitive with that which the Company is at the time conducting or proposing to conduct; provided, however, that such restriction shall not apply to any passive investment representing an interest of less than two percent (2%) of an outstanding class of publicly traded securities of any corporation or other enterprise which is not, at the time of such investment, engaged in a business geographically competitive with the Company’s business; or
2.encourage or solicit any Company employee to leave the Company’s employ for any reason or interfere in any material manner with employment relationships at the time existing between the Company and its current employees, except as may be required in any bona fide termination decision regarding any Company employee.
4.3 As a Company employee, Executive agrees that he is expected to abide by Company rules and policies and to acknowledge in writing that he has read the Company’s Team Member Guide, a copy of which has been provided to him.

4.4    Executive acknowledges and agrees that the specialized nature of his knowledge of the Company’s proprietary information, trade secrets and other intellectual property are such that a breach of any of his covenants or commitments contained in or referred to or incorporated by reference into this Section 4 of this Agreement, including but not limited to the terms of the Confidentiality Agreement, would inflict unique and irreparable harm upon the Company and that the Company shall be entitled, in addition to its other rights and available remedies, to enforce, by injunction or decree of specific performance, Executive’s obligations set forth or referred to herein. Notwithstanding the foregoing, if Executive makes a confidential disclosure of a trade secret or other confidential information to a government official or an attorney for the sole purpose of reporting a suspected violation of law, or in a court filing under seal, Executive shall not be held liable under this Agreement or under any federal or state trade secret law for such a disclosure.
5.RESTRICTIVE COVENANT
During his employment with the Company:
5.1Executive shall devote substantially all of his business time and energy to the performance of Executive’s duties described herein, except during periods of illness or vacation periods.
5.2Executive shall not directly or indirectly provide services to or through any person, firm or other entity except the Company, unless otherwise authorized by the Company in writing.
5.3Executive shall not render any services of any kind or character for Executive’s own account or for any other person, firm or entity without first obtaining the Company’s written consent.
5.4Notwithstanding the foregoing, Executive shall have the right to perform such incidental services as are necessary in connection with (i) his private passive investments, but only if Executive is not obligated or required to (and shall not in fact) devote any managerial efforts which interfere with the services required to be performed by him hereunder, (ii) his charitable or community activities, or (iii) participation in trade or professional organizations, but only if such incidental services do not significantly interfere with the performance of Executive’s services hereunder. In addition, subject to approval of the Board, Executive shall have the right to serve on the board(s) of other non-competitive businesses so long as such service does not interfere with Executive’s responsibilities to the Company.
6.MISCELLANEOUS
6.1Notices. All notices, demands and requests required by this Agreement shall be in writing and shall be deemed to have been given or made for all purposes (i) upon personal delivery, (ii) one day after being sent, when sent by professional overnight courier service, (iii) five days after posting when sent by registered or certified mail, or (iv) on the date of transmission when sent by telegram, telex, facsimile or other form of “hard copy” transmission, to either party hereto at the address set forth below or at such other address as either party may designate by notice pursuant to this Section 6.1.
If to the Company, to:

The Rubicon Project, Inc.
12181 Bluff Creek Drive, 4th Floor
Los Angeles, CA 90094
Attention: General Counsel

and a Copy to:

Bradford P. Weirick
Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, CA 90071

If to Executive, at the most recent address for the Executive in the Company’s records.
6.2Assignment. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that Executive may not assign, transfer or delegate his rights or obligations hereunder and any attempt to do so shall be void.
6.3Deductions. All amounts paid to Executive hereunder are subject to all withholdings and deductions required by law, as authorized under this Agreement, and as authorized from time to time.
6.4Entire Agreement and Survival. This Agreement, the Severance Agreement, the Confidentiality Agreement, and the Arbitration Agreement contain the entire agreement of the parties with respect to the subject matter hereof, and all prior agreements, written or oral, are merged herein and are of no further force or effect except to the extent expressly provided for herein. In addition, the terms of Section 4 of this Agreement shall survive the termination of this Agreement.
6.5Amendment. This Agreement may be modified or amended only by a written agreement signed by an authorized representative of the Company and Executive.
6.6Waivers. No waiver of any term or provision of this Agreement will be valid unless such waiver is in writing signed by the party against whom enforcement of the waiver is sought. The waiver of any term or provision of this Agreement shall not apply to any subsequent breach of this Agreement.
6.7Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but together they shall constitute one and the same instrument.
6.8Severability. The provisions of this Agreement shall be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement shall not in any way be affected or impaired but shall remain binding in accordance with their terms.
6.9Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE COMPANY AND EXECUTIVE HEREUNDER SHALL BE DETERMINED UNDER, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.
6.10Arbitration. In connection with the execution of this Agreement, Executive will execute the Company’s standard form of Mutual Pre-Dispute Arbitration Agreement (the “Arbitration Agreement”) and agrees that its terms are binding upon him. Nothing in this Section 6.10 or in the Arbitration Agreement shall be deemed modified or terminated in the event of the termination or expiration of this Agreement. Executive understands and agrees that, as a condition of his employment with the Company, any and all disputes that Executive may have with the Company, or any of its employees, officers, directors, agents or assigns, which arise out of Executive’s employment or investment or compensation shall be resolved through final and binding arbitration, as specified in the Arbitration Agreement. This shall include, without limitation, and in addition to those disputes and claims referenced in the Arbitration Agreement, any controversy, claim or dispute of any kind, including disputes relating to any employment by the Company or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, infliction of emotional distress, defamation and any claims of discrimination, harassment or other claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, as amended, or any other federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of Executive’s employment with the Company or its termination. The only claims not covered by this Section 6.10 and the Arbitration Agreement are claims for benefits under the unemployment insurance or workers’ compensation laws, and any claims pursuant to Section 4 of this Agreement, or any other dispute as to which a contractual agreement to arbitrate is not legally binding, and any disputes so excluded shall be resolved in the state or federal courts located in New York, New York or as otherwise provided by applicable law.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE RUBICON PROJECT, INC.

By:	/s/ Frank Addante
Name:	Frank Addante

MICHAEL BARRETT

/s/ Michael Barrett